ADDENDUM TO FEBRUARY 28, 1998 MANAGEMENT AGREEMENT
                            FOR THE CITY BAR & GRILL
                          IN THE SAN JOSE HILTON HOTEL

As of September 1, 1998, this addendum shall apply to the Management Agreement dated February 20, 1998 ("the Agreement") by and between the Hilton Hotel ("Hotel") in San Jose, CA and Grill Concepts, Inc. (GCI) in Los Angeles, CA, as follows:

Section 2.1 in the Agreement shall be replaced with the following:

In return  for  management  of the food and  beverage  operations  as defined in
Section 1 of the Agreement, Manager shall receive a Management Fee calculated in the manner described in this section below.

Revenue Targets based upon the last four quarters' actual category revenue per occupied hotel room plus a ten percent growth factor shall be established for Restaurant and Room Service Food Revenue ("Food Revenue Per Occupied Room
Quarterly  Target"),  Beverage  Revenue  ("Beverage  Revenue Per  Occupied  Room
Quarterly Target"), and Room Service Delivery Charge Revenue ("Room Service Delivery Charge Revenue Per Occupied Room Quarterly Target"). These Revenue Targets are based on actual revenue and occupied from figures from 2nd Quarter 1997 through 1st Quarter 1998 and are defined in Exhibit A attached and are calculated for each fiscal quarter.

Expense Targets shall also be established for food cost of sales ("Target Food Cost of Sales"), beverage cost of sales ("Target Beverage Cost of Sales"), wages and benefits ("Target Wages and Benefits"), and other expenses ("Target Other Expenses"). These Expense Targets are defined in Exhibit A attached and are calculated for each fiscal quarter.

The Management Fee payable to Manager shall be calculated as follows:

1.   Compute the Target Total  Quarterly  Revenue  Figure:
     ----------------------------------------------------

     Take the appropriate Food Revenue Per Occupied Room Quarterly Target multiplied by actual occupied rooms for that quarter. The result is Target Quarterly Food Revenue.

     Take the appropriate Beverage Revenue Per Occupied Room Quarterly Target multiplied by actual occupied rooms for that quarter. The result is Target Quarterly Beverage Revenue.

     Take the appropriate Room Service Delivery Charge Revenue Per Occupied Room Quarterly Target multiplied by actual occupied rooms for that quarter. The result is Target Quarterly Room Service Delivery Charge Revenue.

     Add together all of the Target Quarterly Category Revenue Figures to get a Target Quarterly Total Revenue Figure.

2.   Apply Target Cost Figures:
     --------------------------

     From the Target Quarterly Total Revenue Figure, subtract the target costs outlined in the "Targets" section of Exhibit A. The result is the Target Quarterly Profit for the City Grill and Room Service combined.

3.   Computation of Management Fee:
     -----------------------------

     GCI will earn a fee that will vary depending upon how the Target Quarterly Profit compares with the Actual Profit after Management Fees as determined by the profit and loss statement issued by the hotel. The three levels of fees are described as follow:

     Level One:
     If the actual profit, as reflected on the Profit and Loss report (including a base fee equal to 4% of Gross Receipts), is less than the Target Quarterly Profit for that quarter, then Manager shall be paid a base fee equal to 4% of Gross Receipts and will not be entitled to any additional fees.

     Level Two:
     If the actual profit, as reflected on the Profit and Loss report (including a base fee equal to 4% of Gross Receipts), is greater than the Target Quarterly Profit, then Manager will be paid a base fee of 4% of Gross Receipts plus any actual profit above the Target Quarterly Profit ("Surplus Profits") until total fees paid to Manager total 8% of Gross Receipts.

     Level Three:
     If actual profit, as reflected on the Profit and Loss report (including a base fee equal to 4% of Gross Receipts) and after paying Manager any Surplus Profits (resulting in total Management Fees equaling 8% of Gross Receipts) is greater than the Target Quarterly Profit, then the Hotel and Manager shall split fifty-fifty (50%/50%) the amount above the Target Profit ("Surplus Profit After Fee").

The Profit and Loss report shall be calculated by the hotel using identical accounting practices used to generate the 1997 reports. An additional expense line item shall be added to the Profit and Loss report to reflect the Management Fee paid to Manager.

Examples of the Management Fee calculation are included in Exhibit B and are for illustrative purposes only.

Section 2.4 of the Agreement shall be replaced by the following:

Determination of and Payment of Management Fees:
-----------------------------------------------

     Manager shall be paid a base fee equal to 4% of Gross Receipts on a monthly basis. Determination of and payment of any fees above that amount will occur at the end of each quarter within 30 days of the end of that quarter.

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Section 3.1 of the Agreement shall be replaced with the following:

Manager shall oversee the operation of the restaurant and shall employ the restaurant General Manager. All other employees of the restaurant including Assistant Managers, Chef and hourly employees shall report to the General Manager of the restaurant but shall remain employees of Hotel. It is the intention of Hotel to have salaried managers, including Assistant Managers and Chef, become employees of GCI as current positions are vacated and refilled as time progresses, and these positions shall be evaluated on a case by case basis.

Section 3.3 of the Agreement  shall be deleted due to the calculation in Section
2.1 of this Addendum.

Section 6.2 of the Agreement shall be deleted.

Section 6.3 of the Agreement shall be replaced with the following:

Either party shall have the right to terminate this agreement with 30 days written notice, with or without cause. In the event that Hotel shall exercise this option, Hotel shall reimburse Manager for any and all costs which have not been recovered through payment of the Management Fee. Additionally, Hotel's use of any and all Operating Systems shall cease upon termination.

All other sections of the Agreement not addressed by this Addendum remain in full force and effect.

IN WITNESS WHEREOF, this Management Agreement has been executed as of September 1, 1998.


                                          HILTON HOTEL

                                          By: /s/
                                             ------------------------
                                          Its: General Manager


                                          GRILL CONCEPTS, INC.

                                          By: /s/
                                             ------------------------
                                          Its: President